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                              EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of the 11th day of October, 2005, between Rex Radio and Television, Inc., an Ohio corporation (the "Corporation") and David L. Bearden (the "Employee").

                                    Recitals

              The Corporation desires to employ Employee as its President and Chief Operating Officer, and Employee desires to accept such employment, on the terms and conditions contained herein.

      NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties agree as follows:

                         ARTICLE I - DUTIES OF EMPLOYEE

      1.1 Duties of Employee. Employee shall be employed as President and Chief Operating Officer of the Corporation, for the period set forth in Article II below. Employee shall be subject to the supervision of the Chief Executive Officer and the Board of Directors of the Corporation, and shall perform those executive, operational and administrative duties normally performed by the President and Chief Operating Officer of a corporation.

      1.2 Engaging in Other Employment. Employee shall devote his full business time, energies, attention and abilities to the business of the Corporation.

      1.3 Additional Duties. In addition to the foregoing duties, Employee shall perform such other work as may be assigned to him from time to time subject to the instructions, directions and control of the Chief Executive Officer and the Board of Directors.

                         ARTICLE II - TERM OF EMPLOYMENT

      2.1 Term. The Corporation shall employ Employee commencing as of October 11th, 2005, and continuing for a two (2) year and Three (3) month period through January 31, 2008 (the "Employment Period") and any renewal period provided for in Section 2.2 below unless earlier terminated by Employee's
(i) resignation, (ii) death, (iii) total disability, or (iv) termination of employment, as provided in Article VI. "Total disability" shall mean such disability as shall render Employee incapable of performing substantially all of his duties for the Corporation as determined by any two qualified physicians chosen by the Corporation.

      2.2 Renewal Term. The terms and conditions of this Agreement shall automatically renew, without any further action by either party required, upon the expiration of the Employment Period and any period of renewal for subsequent one (1) year periods unless (i) notice of termination is provided to the other party at least ninety (90) days prior to the expiration of the Employment Period or any period of renewal or (ii) this Agreement is otherwise terminated pursuant to Article VI.




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                     ARTICLE III - COMPENSATION AND EXPENSES

      3.1 Compensation. Employee shall receive as compensation for services rendered under this Agreement a base salary of Two Hundred Thousand Dollars ($200,000) per year, payable in equal monthly installments of Sixteen Thousand Six Hundred Sixty-six and 66/100 Dollars ($16,666.66) per month on the last working day of each month (or such more frequent dates as the Corporation may choose), and prorated for any partial monthly period. Employee shall also receive a signing bonus, of Sixty Five Thousand Dollars ($65,000) payable: (i) Eight Thousand Dollars ($8,000) upon execution of this Agreement; and (ii) Fifty Seven Thousand Dollars ($57,000) on or before January 15, 2006; the signing bonus shall be deemed to include a moving expense reimbursement,

      3.2 Expenses. Employee is authorized to incur reasonable expenses in connection with the performance of his duties for the Corporation, including expenses for entertainment, travel, and similar business purposes. The Corporation will reimburse Employee for all such expenses upon the presentation of an itemized account of such expenditures and approval of the expenditures by a designated officer. In incurring reasonable business expenses, Employee shall conform to the policies of the Corporation as adopted by the Board of Directors from time to time.

                   ARTICLE IV - EMPLOYEE BENEFITS AND BONUSES

      4.1 Employee Benefit Plans. Employee shall be entitled to participate in any qualified pension plan, qualified profit-sharing/401k plan, medical and dental reimbursement plan, group term life insurance plan, and any other employee benefit plan which may be established by the Corporation, such participation to be in accordance with the terms of any such plan.

      4.2 Automobile. Employee shall be furnished an automobile owned by the Corporation for use during the Employment Period and any period of renewal.

      4.3 Bonus. In addition to Employee's salary as provided in Section 3.1, Employee shall be entitled to an annual cash bonus computed based upon the earnings before income taxes ("EBT") of the retail business of REX Stores Corporation and its subsidiaries ("REX") determined by the independent public accountants then engaged by REX. EBT shall not include (i) any income from REX's synthetic fuel or other alternative energy investments, (ii) any deduction for Stuart A. Rose's bonus as Chief Executive Officer of the Corporation, (iii) any expenses of REX relating to stock options, and (iv) any extraordinary expense incurred by REX, including any restructuring and/or store closing expense.

              Employee's annual cash bonus shall be based upon EBT for each fiscal year of REX during the Employment Period and any period of renewal, as follows:

                 Amount of Cash Bonus for each $1 million of EBT
                 -----------------------------------------------
                   $10,000      Up to $5 million
                   $15,000      Over $5 million to $10 million


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                   $20,000      Over $10 million to $15 million
                   $25,000      Over $15 million to $20 million
                   $30,000      Over $20 million

              Employee shall be entitled to twenty-five percent (25%) of the above annual bonus for the period of his employment in fiscal year 2005 through January 31, 2006. Employee shall be entitled to a minimum bonus of $50,000 (Fifty Thousand Dollars) for the fiscal period ending January 31, 2007, so long as there is positive EBT for the retail business of REX for such fiscal period, as determined by Deloitte & Touche LLP.

              Employee shall also be entitled to an additional, one-time cash bonus of One Million Dollars ($1,000,000) if the retail business of REX is sold during the Employment Period or any period of renewal ("Change of Ownership Award").

      4.4 Vacation. Employee shall be entitled to vacation during each 12-month period of the Employment Period or any period of renewal at full pay, consistent with Company policy and as approved by the Chief Executive Officer; provided, however, that no portion of a vacation not taken in any 12-month period may be taken in any other 12-month period. The time for such vacation shall be selected by Employee. Employee shall not be entitled to vacation pay in lieu of vacation.

                  ARTICLE V - NONDISCLOSURE AND NONCOMPETITION

      5.1 Confidential Information. Employee agrees to keep secret and confidential the Confidential Information (as defined below) and shall not use or disclose such information, either during or after his employment with the Corporation, for any purpose not authorized by the Corporation. Upon termination of his employment with the Corporation, Employee shall leave with the Corporation all records, including all copies thereof, containing any Confidential Information, including, but not limited to, such documents as memoranda, notes, records, reports, customer lists, manuals, drawings, blueprints and maps. "Confidential Information" means information about the Corporation and any of its affiliates which is disclosed to Employee or known by him as a consequence of or through his work with or on behalf of the Corporation or its affiliates (including information conceived, originated, discovered, or developed by him) not generally known about the Corporation, including, but not limited to, matters of a technical nature, such as "know-how," innovations, research projects, methods, and matters of a business nature, such as information about costs, profits, markets, sales, lists of customers, suppliers, business processes, computer programs, accounting methods, information systems, business or marketing, financial plans and reports and any other information of a similar nature.

      5.2 Restrictions on Competition. During the term of this Agreement and for a period of one (1) year after termination of Employee's employment with the Corporation, for any reason, Employee shall not directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with the retail business of the Corporation or its affiliates within one hundred (100) miles of any store operated by the Corporation or its affiliates at the time of Employee's termination nor shall Employee


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be the owner or operator of a retail business similar to that of the Corporation or its affiliates within one hundred (100) miles of any store operated by the Corporation or its affiliates at the time of Employee's termination.

      5.3 Saving. In the event any provision of this Article V shall be held invalid, illegal, or unenforceable, the remaining provisions shall in no way be affected thereby, and shall continue in full force and effect. If, moreover, any one or more of the provisions contained in this Article V shall for any reason be held to be excessively broad as to time, duration, geographical scope, activity or subject, it shall be construed, by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

                            ARTICLE VI - TERMINATION

      6.1 Termination of Employment for Cause. The Corporation may at any time terminate Employee's employment for cause. Such termination of employment for cause shall not prejudice any other remedy to which the Corporation may be entitled either at law, in equity, or under this Agreement. "Termination of employment for cause" shall mean termination upon (i) Employee's repeated failure or refusal to perform his duties hereunder faithfully, diligently, competently and to the best of his ability for reasons other than serious disability or other incapacity, (ii) Employee's violation of any material provision of this Agreement, (iii) Employee's clear and intentional violation of a state or federal law of which he is aware or should have been aware (a) involves the commission of a felonious crime against the Corporation which has a materially adverse effect upon the Corporation or (b) involves a felony other than against the Corporation having a materially adverse effect upon the Corporation, as determined in either case in the reasonable judgment of the Board of Directors, or (iv) commencing effective February 1, 2006, negative EBT for three (3) consecutive fiscal quarters of REX (computed as provided in Section 4.3).

      6.2 Termination of Employment without Cause. In the event the Corporation terminates Employee's employment other than for cause (as defined in Section 6.1), the Corporation shall pay Employee, in full satisfaction and complete discharge of all obligations and liabilities of the Corporation to Employee under this Agreement or otherwise, the greater of: (i) the balance of his compensation under Section 3.1 for the remainder of the contract period based on the Employees current base salary; or (ii) one (1) year (12 months) of base salary as set forth in Section 3.1.

      6.3 Effect of Termination on Compensation. In the event this Agreement is terminated prior to the completion of the Employment Period or any period of renewal for any reason by the Corporation other than without cause as provided in Section 6.2, Employee shall be entitled to the compensation earned by him prior to the date of termination ,as provided for in this Agreement, computed pro rata up to and including that date. Employee shall be entitled to no further compensation as of the date of termination.

      6.4 Effect of Termination on Bonus Plans. In the event of the termination of this Agreement prior to the completion of the Employment Period or any period of renewal for any


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reason whatsoever, Employee shall automatically and completely forfeit any rights which he may have under any bonus plan established by the Corporation, including the bonuses provided in Section 4.3. If the retail business of REX is subsequently sold within one (1) calendar year of Employee's termination of employment, so long as such termination is not for cause as set forth in Section
6.1 hereof, Employee shall be entitled to the Change of Ownership Award as set forth in Section 4.3 hereof.

                         ARTICLE VII - WAIVER OF BREACH

      7.1 Effect of Waiver. Waiver by the Corporation of any condition, or of the breach of Employee of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall not be deemed to be or construed as a further or continuing waiver of any such condition or to be a waiver either of any other condition or of the breach of any other term or covenant of this Agreement. The failure of the Corporation at any time or times to require performance of any provision hereof shall in no manner affect its rights at a later time to require the same.

                          ARTICLE VIII - MISCELLANEOUS

      8.1 Notices. All notices and other communications by any party hereto shall be made in writing to the other party and shall be deemed to have been duly given when mailed by United States certified mail, with postage prepaid, addressed as the parties hereto may designate from time to time in writing.

      8.2 Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Employee by the Corporation, and contains all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever.

      8.3 Assignability. Neither this Agreement, nor any duties or obligations hereunder shall be assignable by Employee without the prior written consent of the Board of Directors of the Corporation.

      8.4 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

      8.5 Captions. The captions in this Agreement are inserted for convenience only and shall not be considered part of or affect the construction or interpretation of any provision of this Agreement.

      8.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.


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              IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.


                                   REX RADIO AND TELEVISION, INC.


                                   By: /s/ Stuart Rose
                                       -----------------------------------
                                       Stuart Rose, Chief Executive Officer


                                   EMPLOYEE:

                                   /s/ David L. Bearden
                                   ----------------------------------------
                                   David L. Bearden


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